EXHIBIT 99.1
Press Contact:                      Jeff Leebaw
732-524-3350

For Immediate Release

Xerox Chairman Anne M. Mulcahy
Appointed to Johnson & Johnson Board of Directors

New Brunswick, NJ (October 22, 2009) – Anne M. Mulcahy, Chairman of Xerox Corporation (NYSE:XRX), today was appointed to the Board of Directors of Johnson & Johnson (NYSE:JNJ), the world’s most broadly based health care products company.

Mulcahy was both chairman and chief executive officer of Xerox until July when she retired as CEO after eight years in the position. Prior to serving as CEO, Mulcahy was president and chief operating officer of Xerox. She has also served as president of Xerox’s General Markets Operations, which created and sold products for reseller, dealer and retail channels.

“Anne is one of our nation’s most accomplished business leaders,” said William C. Weldon, chairman and chief executive officer of Johnson & Johnson. “She adds an extraordinary breadth of business expertise and experience to our board. We look forward to her insights and counsel, and are delighted to welcome her to the board.”

 During a career at Xerox that began in 1976, Mulcahy has also served as vice president for human resources with responsibility for compensation, benefits, human resource strategy, labor relations, management development and employee training; and vice president and staff officer for Customer Operations, covering South America and Central America, Europe, Asia and Africa, and China.

     She is a board director of the Target Corporation, Citigroup, Inc., and The Washington Post. Mulcahy earned a bachelor of arts degree in English/journalism from Marymount College in Tarrytown, N.Y.

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